Exhibit 4

                                                             CONFORMED COPY



                    FIRST AMENDMENT, dated as of May 19, 1998 (the "First
               Amendment"), to the Agreement and Plan of Merger dated as of April 19, 1998 (the "Merger Agreement") among KAPSON SENIOR QUARTERS CORP., a Delaware corporation ("Parent"), KA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and ATRIA COMMUNITIES, INC., a Delaware corporation (the "Company").


          WHEREAS the respective Boards of Directors of Parent, Sub and the Company, have previously approved the merger of the Sub (the "Merger") with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement; and

          WHEREAS Parent, Sub and the Company desire to amend the Merger Agreement as set forth herein and the respective Boards of Directors of Parent, Sub and the Company have approved the Merger upon the terms and subject to the conditions set forth in the Merger Agreement as amended hereby;


          NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:


          SECTION 1. Amendment to Section 3.01 of the Merger Agreement.
Section 3.01(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "(a) Capital Stock of Sub. Each issued and outstanding share of the common stock of Sub shall be converted into and become 9,135.802 fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of the Surviving Corporation; provided, however, that at any time prior to ten calendar days prior the Stockholders Meeting, Parent and Sub may elect, by written notice to the Company and Vencor, to change the number of shares of Common Stock of the Surviving Corporation into which each share of capital stock of Sub shall be converted at the Effective Time of the Merger to any number of shares not less than 9,135.802 and not greater than 11,111.111; provided further, however, that, at or immediately prior to the Effective Time of the Merger, Parent shall make an equity contribution to Sub in an aggregate amount equal to the product of (x) $20.25 and (y) the aggregate number of shares of Common Stock of the Surviving Corporation into which the outstanding shares of common stock of Sub shall be converted at the Effective Time of the Merger."

          SECTION 2. Amendment to Section 4.02(h). Section 4.02(h) of the Merger Agreement is hereby amended by adding the following sentence to the end of such Section: "Parent and Sub hereby represent and warrant to the Company that the outstanding capital stock of Sub immediately prior to the Effective Time of the Merger will consist solely of 1,000 shares of common stock, par value $0.01 per share, owned of record and beneficially by Parent or an affiliate of Parent."


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          SECTION 3. Amendment to Certain Provisions Relating to Rollover
Options. (a) Subparagraph (ii) of Section 4.01(l) of the Merger Agreement is hereby amended by replacing the reference to "Rollover Options" to a reference to "Nonaccelerating Rollover Options".

          (b) The first sentence of Section 6.05(d) is hereby amended by replacing the reference to "Schedule 6.05(d)" to "Schedule 6.05(d)(i)".

          (c) The fourth sentence of Section 6.05(d) of the Merger Agreement is hereby amended and restated in its entirety as follows:

          "The Rollover Options shall be subject after the Effective Time of the Merger to the same terms and conditions that applied before the Effective Time of the Merger (including terms and conditions that will cause the accelerated vesting of the Rollover Options as a result of the transactions contemplated by this Agreement) with the following exceptions: (i) with respect to the Company Stock Options identified on Schedule 6.05(d)(ii) (the "Nonaccelerating Rollover Options"), any provision or agreement providing for (x) the accelerated vesting of such Nonaccelerating Rollover Options as a result of the transactions contemplated by this Agreement or (y) the expiration or cancelation of such Nonaccelerating Rollover Options upon termination of employment for any reason ("Termination") of the holder of Nonaccelerating Rollover Options shall not be given effect provided, that, (1) the original vesting schedule shall continue to apply to such Nonaccelerating Rollover Options and
          (2) upon the vesting of any Nonaccelerating Rollover Options that have not vested as of the date of Termination, the holder thereof shall receive an amount of cash therefor equal to the aggregate spread with respect to each Nonaccelerating Rollover Option; (ii) upon Termination of the holder of any Rollover Options, such holder shall receive an amount of cash equal to the aggregate spread with respect to each Rollover Option, except for Nonaccelerating Rollover Options that are unvested as of such Termination (which are governed by clause (i) above); and (iii) the shares of the Surviving Corporation delivered upon exercise of the Rollover Options shall be subject to the shareholder provisions set forth in the Shareholders Agreement. For purposes of the immediately preceding sentence, the aggregate "spread" with respect to each Rollover Option shall be equal to the product of (x) the number of shares covered by such Rollover Option and (y) the excess of (A) the fair market value of one share of Common Stock of the Surviving Corporation at the date of determination (either the date of Termination or vesting, as applicable), over (B) the exercise price of such Rollover Option."

          (d) Schedule 6.05(d) to the Merger Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

          (e) Schedule 4.01(1) to the Merger Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit B hereto.

          SECTION 4. Amendment to Section 6.08(b). The first sentence of
Section 6.08(b) is hereby amended and restated in its entirety as follows:

          The Company shall pay to Parent upon demand a fee of $18,209,496, payable in same day funds, plus all Expenses (as defined below) of Parent, if (i) the Company terminates this Agreement pursuant to Section 8.01(f);
(ii) Parent terminates this Agreement pursuant to Section 8.01(c), provided that the breach or failure to perform by the Company giving rise to such right to terminate under Section 8.01(c) must be a deliberate breach or failure to perform with the intent of frustrating the Closing; (iii) Parent terminates this Agreement pursuant to Section 8.01(d); (iv) any person makes a takeover proposal that was not withdrawn more than ten days prior to the date of the Stockholders Meeting and thereafter this Agreement is terminated pursuant to Section 8.01(b)(i); or (v) any person makes a takeover proposal that was not withdrawn on the date 60 days prior to the Outside Date (as defined in Section 8.01(b)(ii)) and the Company Stockholder Approval is not obtained prior to termination of this Agreement.

          SECTION 5. Amendment to Section 9.08 of the Merger Agreement.
Section 9.08 is hereby amended by inserting the following sentence immediately after the second sentence of such Section:

          "Notwithstanding anything to the contrary in Section 2.01 or this
          Section 9.08, no person shall be substituted as a constituent corporation in the Merger unless (i) such person is a wholly owned subsidiary of Parent or a wholly owned subsidiary of an affiliate of Parent and (ii) the representations and warranties of Sub set forth in Sections 4.02(a), (b), (c) and (h) shall be true and correct with respect to such person."

          SECTION 6. Governing Law. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 7. Counterparts. This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8. Full Force and Effect. Except as expressly modified and amended by this First Amendment, the Merger Agreement shall continue in full force and effect and is hereby ratified and confirmed in all respects.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this First Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                              KAPSON SENIOR QUARTERS CORP.,

                                 by  /s/ Evan A. Kaplan
                                   --------------------------
                                   Name:  Evan A. Kaplan
                                   Title: President


                              KA ACQUISITION CORP.,

                                 by  /s/ Evan A. Kaplan
                                   --------------------------
                                   Name:  Evan A. Kaplan
                                   Title: President


                              ATRIA COMMUNITIES, INC.,

                                 by  /s/ J. Timothy Wesley
                                   --------------------------
                                   Name: J. Timothy Wesley
                                   Title:   Chief Financial Officer, Vice
                                            President of Development and
                                            Secretary


          Pursuant to Section 8.03 of the Merger Agreement, VENCOR, INC. and VENCOR HOLDINGS, L.L.C. hereby approve the amendment of the Merger Agreement as set forth above.


                              VENCOR, INC.,

                                by  /s/ James. H. Gillenwater, Jr.
                                  --------------------------------
                                  Name:  James H. Gillenwater, Jr.
                                  Title: Senior Vice President, Planning
                                         and Development


                              VENCOR HOLDINGS, L.L.C.,

                                by  /s/ James H. Gillenwater, Jr.
                                  -------------------------------
                                  Name:  James H. Gillenwater, Jr.
                                  Title: Senior Vice President, Planning
                                         and Development